Exhibit 99.1

Viasat Announces Third Quarter Fiscal Year 2019 Results

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Viasat’s fiscal year 2019 third quarter revenues of $554.7 million rose 45% year-over-year and 7% sequentially, driven by exceptional performance that resulted in revenue records across all three segments

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Net loss for the quarter decreased $14.2 million or 58% year-over-year and sequentially by $15.3 million or 60%, to $10.4 million reflecting significant improvement in operating profits, which totaled $6.0 million for the quarter

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Adjusted EBITDA for the quarter was up sharply by $52.4 million year-over-year and by $31.2 million sequentially, to $108.7 million; Adjusted EBITDA for the quarter increased 93% versus the same period last year and 40% sequentially

—	Year-to-date new contract awards grew 39% year-over-year to a record $1.8 billion, bringing fiscal year-to-date book-to-bill ratio to 1.2:1

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Milestones achieved within the fiscal year 2019 third quarter included: record government year-to-date contract awards; 1,123 commercial aircraft flying with Viasat’s in-flight connectivity (IFC) equipment; and a new record high in U.S. residential broadband Average Revenue Per User (ARPU)

—	ViaSat-2 insurance settlement wrapping up swiftly with an additional $127.8 million in claims received in the third quarter of fiscal year 2019, bringing total payments to date to $172.2 million

CARLSBAD, Calif., February 7, 2019 – Viasat Inc. (NASDAQ: VSAT), a global communications company, today announced financial results for the fiscal third quarter ended December 31, 2018.

“We are continuing to execute on our objective of converting prior growth investments in advanced networking capabilities, aviation type approvals, new geographic markets and the ViaSat-2 satellite and network infrastructure into strong revenue and Adjusted EBITDA gains in fiscal year 2019 and beyond,” said Mark Dankberg, Viasat chairman and CEO. “Third quarter revenue and Adjusted EBITDA surged as we executed on our substantial new contract awards for our latest generation commercial IFC and government networking products. Many of those product shipments translate directly or indirectly to ongoing services revenue in future periods. Satellite services revenues reached record levels on an expanding set of vertical markets, and generated significant earnings gains compared to the prior year period, as well as this fiscal year’s second quarter. Record year-to-date new contract awards and a favorable book-to-bill ratio, combined with nascent offerings in attractive growth markets, indicate opportunities for sustained revenue and Adjusted EBITDA growth through the balance of fiscal year 2019, into fiscal year 2020, and beyond.”

Financial Results

(In millions, except per share data)	Q3 FY19	Q3 FY18	Year-Over-Year Change		First 9 Months FY19	First 9 Months FY18	Year-Over-Year Change
Revenues	$554.7	$381.8		45%	$1,511.0	$1,155.0	31%
Net loss[1]	$(10.4)	$(24.6)	–	58%	$(70.1)	$(47.4)	48%
Non-GAAP net income (loss)[1]	$6.9	$(2.4)		*	$(19.5)	$5.3	*
Adjusted EBITDA	$108.7	$56.2		93%	$231.1	$179.4	29%
Diluted per share net loss[1]	$(0.17)	$(0.42)	–	60%	$(1.17)	$(0.81)	44%
Non-GAAP diluted per share net income (loss)[1]	$0.12	$(0.04)		*	$(0.33)	$0.09	*
Fully diluted weighted average shares[2]	60.2	58.6		3%	59.7	58.2	3%

New contract awards[3]	$448.6	$436.0		3%	$1,756.9	$1,262.6	39%
Sales backlog[4]	$1,827.8	$1,128.7		62%	$1,827.8	$1,128.7	62%

Segment Results

(In millions)	Q3 FY19	Q3 FY18	Year-Over-Year Change		First 9 Months FY19	First 9 Months FY18	Year-Over-Year Change
Satellite Services
New contract awards[3]	$185.4	$149.3		24%	$503.6	$448.3	12%
Revenues	$177.7	$144.5		23%	$494.2	$444.3	11%
Operating (loss) profit[5]	$(10.2)	$1.7		*	$(65.0)	$33.1	*
Adjusted EBITDA	$56.7	$46.4		22%	$130.8	$163.9	–20%

Commercial Networks
New contract awards	$107.4	$87.3		23%	$344.7	$184.4	87%
Revenues	$127.0	$55.5		129%	$336.6	$157.1	114%
Operating loss[5]	$(31.2)	$(53.5)		–42%	$(117.4)	$(179.0)	–34%
Adjusted EBITDA	$(17.0)	$(38.0)		–55%	$(74.3)	$(133.0)	–44%

Government Systems
New contract awards	$155.8	$199.4		–22%	$908.6	$629.9	44%
Revenues	$250.1	$181.8		38%	$680.3	$553.6	23%
Operating profit[5]	$49.9	$29.7		68%	$119.7	$96.5	24%
Adjusted EBITDA	$69.0	$47.8		44%	$174.7	$148.5	18%

[1]	Attributable to Viasat, Inc. common stockholders.
[2]

As the three and nine months ended December 31, 2018 and 2017 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

[3]	Awards exclude future revenue under recurring consumer commitment arrangements.
[4]

Amounts include certain backlog adjustments due to contract changes and amendments. Backlog does not include anticipated purchase orders and requests for the installation of IFC systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively. Starting with the first quarter of fiscal year 2019, upon adoption of ASC 606, our backlog includes contracts with subscribers for fixed broadband services in our Satellite Services segment. Backlog as of December 31, 2017 does not include contracts with our subscribers for fixed broadband services in our Satellite Services segment.

[5]	Before corporate and amortization of acquired intangible assets.
*	Percentage not meaningful.

Satellite Services

The Company’s Satellite Services segment achieved record revenues of $177.7 million in the third quarter of fiscal year 2019, representing increases of 23% year-over-year and 9% sequentially. Both the fixed residential broadband internet and fast-growing commercial aviation IFC businesses hit new record highs, with the latter benefitting from a 91% increase in in-service commercial aircraft year-over-year. Total services other than U.S. fixed broadband contributed approximately 21% of segment revenue for the quarter, illustrating increasing service portfolio diversification and contribution from new international broadband business markets. The quarter also reflected strong sequential revenue conversion into Adjusted EBITDA, with 87% of incremental revenue converting to Adjusted EBITDA, after excluding a $4.0 million gain associated with our ViaSat-2-related insurance receivables. Excluding the insurance gain, operating loss decreased 43% and segment Adjusted EBITDA increased 32% from the second quarter of fiscal year 2019, while Adjusted EBITDA rose 13% compared to the third quarter of fiscal year 2018. Highlights for the quarter include:

•	Fixed broadband services

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Residential ARPU in the U.S. grew about 5% sequentially, and by 14% year-over-year, to $77.93 as U.S. subscribers continued to adopt Viasat’s premium higher speed plans. At the close of the third quarter of fiscal year 2019, the total number of U.S. subscribers was essentially flat on a sequential quarter basis.

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Viasat continued to expand its presence in Mexico. The Company’s Community Wi-Fi hotspots are now within reach of over one million people in Mexico; the Company introduced Urban Wi-Fi, a new satellite-enabled Wi-Fi service for cities throughout Mexico; and Viasat announced a strategic partnership with Ubix to bring high-speed satellite internet to enterprises, businesses and federal programs across the country.

•	Mobility services

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At the close of the third quarter of fiscal year 2019, the number of commercial aircraft in-service flying with Viasat’s IFC equipment nearly doubled from the prior year period to 1,123 aircraft — an increase of 225 commercial planes or approximately 25% in just one quarter. Viasat expects to install its IFC system on 638 additional commercial aircraft under existing contracts.

•	Following the close of the third quarter of fiscal year 2019:

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American Airlines and Apple announced free in-flight streaming of Apple Music, available on all Viasat-equipped American Airlines aircraft. This illustrates how airline partners can leverage Viasat’s scalable, high-quality, fast streaming service to create innovative new business models to deliver the most popular internet media and entertainment services directly to passengers’ own devices.

•	Viasat announced that Neos, the Italian leisure airline, selected Viasat’s high-quality IFC service for its fleet of Boeing 787 Dreamliner aircraft.

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Today, Viasat announced an extension of its contract with United Airlines to bring Viasat’s latest generation in-flight entertainment and connectivity (IFEC) system to an additional 34 A319 aircraft that will be joining United’s Airbus fleet in the future. Viasat will serve as the direct in-flight internet service provider to United for these aircraft, deploying its most advanced IFEC system, in order to provide United Airlines’ customers access to fast, reliable internet connections from the air.

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Viasat and Aeromexico announced they expanded their original contract, with Aeromexico executing the option to increase the total number of Viasat-equipped Boeing 737 MAX aircraft from 18 to a total of 60 planes. This award will support Aeromexico in delivering a top-class in-flight Wi-Fi experience across its full fleet of Boeing 737 MAX planes.

Fiscal year-to-date, Satellite Services segment revenues reached a new record as the total ViaSat-2 service base began to scale. In addition to improvements sequentially for the quarter, on a year-to-date basis operating profit and Adjusted EBITDA performance for the segment were lower compared to the same period last year, reflecting the higher fixed operating expenses associated with the ViaSat-2 service launch and IFC ramp in the first half of fiscal year 2019, as well as sales and marketing costs as the Company expanded its highest-speed ViaSat-2 broadband service offerings into new vertical and geographic markets throughout the fiscal year 2019 to date.

Commercial Networks

For the third quarter of fiscal year 2019, Viasat’s Commercial Networks segment revenues hit a new record, up 129% from the prior year, as the Company’s scaling IFC equipment business continued to gain market share while executing on accelerated customer install schedules. Segment performance also reflected healthy revenue growth across the Company’s other satellite networking and antenna systems infrastructure businesses. The strong revenue growth and segment operating cost decreases led to narrowed segment operating losses and improved Adjusted EBITDA on both a sequential quarter and year-over-year basis. Research and Development (R&D) expense declined for the fifth consecutive quarter by $10.3 million year-over-year, as the payload programs for the Company’s first two ViaSat-3 class satellites near final migration to the capital portion of the project. Sequential quarter earnings performance largely improved as a result of mobile terminal deliveries, and, to a lesser extent, reductions in segment level R&D expenses. Highlights for the quarter include:

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In support of Viasat’s customer IFC installations, third quarter segment activities reflected a 17% sequential quarter uptick in next-generation IFC system deliveries for commercial aircraft, bringing total year-to-date fiscal year 2019 IFC system shipments to 589 aircraft across ten commercial airlines.

•	New contract awards surpassed $100.0 million for the third straight quarter, rising 23% versus the same period last year.

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During the third quarter of fiscal year 2019, Viasat announced the selection of the SpaceX Falcon Heavy for one of the ViaSat-3 launches, advancing the Company’s integrated launch strategy for its global satellite program. Also, today, Viasat announced an agreement with Boeing Satellite Systems International for construction of the third ViaSat-3 satellite to serve the Asia Pacific region. The Company expects the third ViaSat-3 satellite, when coupled with the other two ViaSat-3 class satellites under construction, will be able to deliver affordable connectivity worldwide.

Fiscal year-to-date, Commercial Networks segment revenues reached a record high, segment operating losses narrowed and Adjusted EBITDA improved compared to the same period last year, reflecting the same year-over-year impacts and investment trends seen in the third quarter of fiscal year 2019.

Government Systems

Viasat’s Government Systems segment achieved quarterly record revenues, operating profit and Adjusted EBITDA for the second consecutive quarter. Compared to the prior fiscal year third quarter, robust third quarter fiscal year 2019 performance included a revenue increase of 38% to $250.1 million; a 68% increase in operating profit to $49.9 million; and 44% growth in Adjusted EBITDA to $69.0 million. Operating profit and Adjusted EBITDA benefitted from increased sales of Viasat’s unique Non-Developmental Item (NDI) products in its datalink product suite, as well as government satellite communication systems products, cybersecurity offerings and information assurance products. Highlights for the quarter include:

•	Government Segment awards year-to-date hit an all-time high of $908.6 million, growing 44% year-over-year and surpassing levels recorded for the full fiscal year 2018.

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Viasat was recognized with a 2018 Platinum ‘ASTORS’ Homeland Security Award from American Security Today magazine, recognizing the Company’s forward-looking approach to cybersecurity services for government and military customers.

•	Viasat received an initial Low Rate Initial Production order of 1,000 National Security Agency-certified Mini Crypto devices from the U.S. Air Force.

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During the Saber Strike 2018 exercise, Viasat’s Multi-Mission Terminal, known to the U.S. Department of Defense as the AN/TSC-241, was shown to be battlefield-ready, making it immediately available for use and purchase across all U.S. and Five Eyes (FVEY) military branches.

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Viasat made new security capabilities available, including its integrated Mobile Dynamic Defense cybersecurity software for U.S. and FVEY naval forces and an updated KG-142 network encryptor to support the shift to cloud-centered communications.

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Viasat’s military-grade airborne terminal (MBR-4020) completed the Army Forces Strategic Command certification process for use on government intelligence, surveillance and reconnaissance missions and senior leader aircraft.

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Viasat announced the availability to use secure cloud-enabled artificial intelligence and machine learning applications over Viasat’s global satellite communications architecture and line of sight tactical network.

•	Viasat, and partner MDA, expanded its presence in Canada, establishing a repair, maintenance and upgrade service facility for Viasat’s Link 16 military communication terminals in Halifax, Nova Scotia.

On a fiscal year-to-date basis and for the second consecutive quarter, Viasat’s Government Systems segment achieved record performance with revenue growth of 23% to $680.3 million, an operating profit increase of 24% to $119.7 million and an Adjusted EBITDA increase of 18% to $174.7 million, over the same period last year.

Conference Call

Viasat will host a conference call to discuss the third quarter of fiscal year 2019 results. Details follow:

DATE/TIME:	Thursday, February 7, 2019 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:	Available from 8:00 p.m. Eastern Time on Thursday, February 7 until 11:59 p.m. Eastern Time on Friday, February 8 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 2769648.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2019 and beyond; satellite construction and launch activities, including commencement of construction of a third ViaSat-3 class satellite and completion and benefits of a global ViaSat-3 constellation; the performance and benefits of our ViaSat-2 and ViaSat-3 class satellites; the expected completion, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; the development and performance of equipment and hardware for the ViaSat-2 and ViaSat-3 class satellite platforms, the timing thereof and the benefits associated therewith; domestic and international expansion plans, including with respect to the expansion of our footprint and service offerings in Mexico; the realization of IFC and IFEC investments and the number of IFC and IFEC systems expected to be installed under existing contracts with commercial airlines; the impacts of new contracts entered into with, and the roll-out, ramp-up and uptake of products and services by, and services to be offered by, our airline partners and other customers; and the expected plans and benefits of our strategic partnering arrangement with Ubix. Readers are cautioned that actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to realize the anticipated benefits of our acquisitions or strategic partnering arrangements; our ability to successfully develop, introduce and sell new technologies, products and services; the number of purchase orders that are submitted and accepted for the installation of IFC or IFEC systems with respect to aircraft under contract; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell products and services; orbital arc congestion affecting availability of Ka-band spectrum; the effect of changes in the way Ka-band spectrum is used by others; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For more than 30 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Use of Non-GAAP Financial Information

To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to Viasat Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2019 Viasat, Inc. All rights reserved. Viasat is a registered trademark of Viasat, Inc. The Viasat logo is a trademark of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues:
Product revenues	$301,865	$175,957	$800,429	$523,858
Service revenues	252,829	205,880	710,608	631,097

Total revenues	554,694	381,837	1,511,037	1,154,955
Operating expenses:
Cost of product revenues	226,020	126,437	616,368	382,932
Cost of service revenues	176,686	137,275	523,348	410,538
Selling, general and administrative	114,566	100,125	340,328	279,382
Independent research and development	28,928	40,149	93,661	131,482
Amortization of acquired intangible assets	2,487	3,177	7,375	9,757

Income (loss) from operations	6,007	(25,326)	(70,043)	(59,136)
Interest (expense) income, net	(14,865)	512	(40,198)	529
Loss on extinguishment of debt	—	—	—	(10,217)

Loss before income taxes	(8,858)	(24,814)	(110,241)	(68,824)
(Provision for) benefit from income taxes	(3,230)	(2,172)	35,679	18,472
Equity in income of unconsolidated affiliate, net	1,351	1,365	2,730	1,593

Net loss	(10,737)	(25,621)	(71,832)	(48,759)
Less: net loss attributable to noncontrolling interests, net of tax	(333)	(990)	(1,694)	(1,400)

Net loss attributable to Viasat Inc.	$(10,404)	$(24,631)	$(70,138)	$(47,359)

Diluted net loss per share attributable to Viasat Inc. common stockholders	$(0.17)	$(0.42)	$(1.17)	$(0.81)

Diluted common equivalent shares	60,152	58,638	59,698	58,237

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP net loss attributable to Viasat Inc.	$(10,404)	$(24,631)	$(70,138)	$(47,359)
Amortization of acquired intangible assets	2,487	3,177	7,375	9,757
Stock-based compensation expense	20,155	17,642	58,658	49,132
Loss on extinguishment of debt	—	—	—	10,217
Income tax effect (1)	(5,306)	1,383	(15,393)	(16,426)

Non-GAAP net income (loss) attributable to Viasat Inc.	$6,932	$(2,429)	$(19,498)	$5,321

Non-GAAP diluted net income (loss) per share attributable to Viasat Inc. common stockholders	$0.12	$(0.04)	$(0.33)	$0.09

Diluted common equivalent shares	60,152	58,638	59,698	58,237

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended		Nine months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP net loss attributable to Viasat Inc.	$(10,404)	$(24,631)	$(70,138)	$(47,359)
Provision for (benefit from) income taxes	3,230	2,172	(35,679)	(18,472)
Interest expense (income), net	14,865	(512)	40,198	(529)
Depreciation and amortization	80,834	61,567	238,105	186,376
Stock-based compensation expense	20,155	17,642	58,658	49,132
Loss on extinguishment of debt	—	—	—	10,217

Adjusted EBITDA	$108,680	$56,238	$231,144	$179,365

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended December 31, 2018				Three months ended December 31, 2017
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating (loss) profit before corporate and amortization of acquired intangible assets	$(10,196)	$(31,219)	$49,909	$8,494	$1,681	$(53,505)	$29,675	$(22,149)
Depreciation (2)	51,060	5,663	9,849	66,572	35,151	7,301	9,100	51,552
Stock-based compensation expense	6,250	6,842	7,063	20,155	4,394	6,660	6,588	17,642
Other amortization	7,648	1,721	2,406	11,775	3,093	1,549	2,196	6,838
Equity in income of unconsolidated affiliate, net	1,351	—	—	1,351	1,365	—	—	1,365
Noncontrolling interests	562	—	(229)	333	754	—	236	990

Adjusted EBITDA	$56,675	$(16,993)	$68,998	$108,680	$46,438	$(37,995)	$47,795	$56,238

	Nine months ended December 31, 2018				Nine months ended December 31, 2017
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating (loss) profit before corporate and amortization of acquired intangible assets	$(64,971)	$(117,424)	$119,727	$(62,668)	$33,140	$(179,007)	$96,488	$(49,379)
Depreciation (2)	151,893	16,658	27,011	195,562	106,095	20,556	26,560	153,211
Stock-based compensation expense	17,276	20,706	20,676	58,658	11,842	18,740	18,550	49,132
Other amortization	21,608	5,716	7,844	35,168	9,639	6,710	7,059	23,408
Equity in income of unconsolidated affiliate, net	2,730	—	—	2,730	1,593	—	—	1,593
Noncontrolling interests	2,269	—	(575)	1,694	1,567	—	(167)	1,400

Adjusted EBITDA	$130,805	$(74,344)	$174,683	$231,144	$163,876	$(133,001)	$148,490	$179,365

(2)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of		As of	As of
Assets	December 31, 2018	March 31, 2018	Liabilities and Equity	December 31, 2018	March 31, 2018
Current assets:			Current liabilities:
Cash and cash equivalents	$43,365	$71,446	Accounts payable	$160,850	$157,481
Accounts receivable, net	295,325	267,665	Accrued liabilities	292,260	263,676
Inventories	230,122	196,307	Current portion of long-term debt	21,755	45,300

Prepaid expenses and other current assets	115,844	77,135	Total current liabilities	474,865	466,457

Total current assets	684,656	612,553	Senior notes	691,803	690,886
			Other long-term debt	445,032	287,519
			Other liabilities	131,970	121,240

			Total liabilities	1,743,670	1,566,102

Property, equipment and satellites, net	2,053,943	1,962,475
Other acquired intangible assets, net	24,760	31,862	Total Viasat Inc. stockholders’ equity	1,880,564	1,837,166
Goodwill	121,506	121,085	Noncontrolling interest in subsidiaries	5,482	10,841

Other assets	744,851	686,134	Total equity	1,886,046	1,848,007

Total assets	$3,629,716	$3,414,109	Total liabilities and equity	$3,629,716	$3,414,109

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Viasat, Inc. Contacts:

Chris Phillips, Corporate Communications and Public Relations, +1 760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, +1 760-476-2633, IR@viasat.com